ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 13

INSURED		BOND NUMBER

Neuberger Berman Investment Advisers LLC		87164118B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

May 1, 2018	April 30, 2018 to April 30, 2019	/S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

o	Socially Responsive Portfolio, a series fund of:
Neuberger Berman Advisers Management Trust

is changed to:

o	Sustainable Equity Portfolio, a series fund of:
Neuberger Berman Advisers Management Trust

o	Neuberger Berman Socially Responsive Fund, a series fund of:
Neuberger Berman Equity Funds

is changed to:

o	Neuberger Berman Sustainable Equity Fund, a series fund of:
Neuberger Berman Equity Funds

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN0008.0-00 (01/02) sp

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 14

INSURED		BOND NUMBER

Neuberger Berman Investment Advisers LLC		87164118B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

May 3, 2018	April 30, 2018 to April 30, 2019	/S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

o	Neuberger Berman Multi-Style Premia Fund, a series fund of:
Neuberger Berman Alternative Funds

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN0001.0-00 (01/02) sp

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 15

INSURED		BOND NUMBER

Neuberger Berman Investment Advisers LLC		87164118B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

June 16, 2018	April 30, 2018 to April 30, 2019	/S/ Catherine Dalton

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

o	Neuberger Berman New York Municipal Income Fund, a series fund of:
Neuberger Berman Income Funds

is changed to:

o	Neuberger Berman Municipal Impact Fund, a series fund of:
Neuberger Berman Income Funds

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN0008.0-00 (01/02) sp